Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276130

Prospectus Supplement No. 2

(To Prospectus dated July 24, 2025)

Primary Offering of

Up to 11,500,000 Shares of Common Stock

Secondary Offering of

Up to 28,152,560 Shares of Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated July 24, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-276130). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information contained in the Prospectus with the information from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, which was filed with the Securities and Exchange Commission on November 14, 2025 (the “Q3 Form 10-Q”). Accordingly, we have attached the Q3 Form 10-Q to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 16 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 14, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2025

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE TRANSITION PERIOD FROM TO

Commission File Number 001-40386

ONEMEDNET CORPORATION

(Exact name of Registrant as specified in its Charter)

Delaware	86-2076743
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6385 Old Shady Oak Road, Suite 250 Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 918-7189

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ONMD	The Nasdaq Stock Market LLC
Redeemable Warrants, each exercisable for one share of Common Stock at an exercise price of $11.50 per share	ONMDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the Registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of November 7, 2025, there were 51,005,205 shares of common stock, par value $0.0001 per share, issued and outstanding.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements that we make from time to time, including statements contained in this Quarterly Report on Form 10-Q (this “Report”) constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this Report are forward-looking statements. The forward-looking statements in this Report are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs.

Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. Forward-looking statements in this Report include, without limitation, statements reflecting management’s expectations regarding future financial performance and operating expenditures (including our ability to continue as a going concern, to raise additional capital and to succeed in our future operations), expected growth, profitability and business outlook, liquidity, operating expenses, and enhancement of our internal control structure.

Forward-looking statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from those anticipated by such statements. These factors include, among other things, the unknown risks and uncertainties that we believe could cause actual results to differ from these forward looking statements as set forth under the heading, “Risk Factors” and elsewhere in this Report and other documents we file with the SEC. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all of the risks and uncertainties that could have an impact on the forward-looking statements, including without limitation, risks and uncertainties relating to:

●	our projected financial position and estimated cash burn rate;

●	our estimates regarding expenses, future revenues and capital requirements;

●	our ability to continue as a going concern;

●	our ability to raise substantial additional capital in sufficient amounts or on acceptable terms to fund our operations and our business plan;

●	risks inherent with investing in Bitcoin, including Bitcoin’s volatility;

●	our ability to implement our Bitcoin treasury strategy and its effects on our business;

ii

●	our ability to reverse the recent decline in our revenue and resume growing our revenue;

●	our ability to obtain and maintain intellectual property protection for our current products and services;

●	our ability to protect our intellectual property rights and the potential for us to incur substantial costs from lawsuits to enforce or protect our intellectual property rights;

●	the possibility that a third party may claim we have infringed, misappropriated or otherwise violated their intellectual property rights and that we may incur substantial costs and be required to devote substantial time defending against these claims;
●	our reliance on third-party suppliers;

●	the success of competing products or services that are or become available;

●	our ability to expand our organization to accommodate potential growth and our ability to retain and attract key personnel;

●	the potential for us to incur substantial costs resulting from lawsuits against us and the potential for these lawsuits to cause us to limit our commercialization of our products and services; and

●	changes in demand for our products and services as a result of geopolitical and/or macroeconomic conditions.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 and in other documents we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Report may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this Report to conform these statements to actual results or to changes in our expectations.

You should read this Report and the documents that we incorporate by reference in this Form 10-Q with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements including those described in this Report and in the “Risk Factors” section of our Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission.

iii

PART I—FINANCIAL INFORMATION

Item 1. Condensed Consolidated Financial Statements

ONEMEDNET CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$149	$172
Investment in crypto assets – Bitcoin	600	2,849
Accounts receivable, net	582	213
Prepaid expenses and other current assets	115	385
Total current assets	1,446	3,619
Property and equipment, net	60	108
Total assets	$1,506	$3,727
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$3,847	$6,654
Deferred revenues	770	561
Loan extensions	388	2,992
PIPE Notes	-	1,734
Yorkville Note	-	1,718
Deferred underwriter fee payable	-	3,250
Loans – related parties	-	2,319
Total current liabilities	5,005	19,228
Other long-term liabilities	440	449
Total liabilities	5,445	19,677
Commitments and contingencies (Note 13)
Stockholders’ deficit:
Preferred Stock, par value $0.0001, 1,000,000 shares authorized at September 30, 2025 and December 31, 2024; no shares issued and outstanding at September 30, 2025 and December 31, 2024	-	-
Common Stock, par value $0.0001; 100,000,000 shares authorized at September 30, 2025 and December 31, 2024, 49,913,019 shares issued and 49,725,274 shares outstanding at September 30, 2025; 28,175,172 shares issued and 27,987,427 shares outstanding as of December 31, 2024	2	2
Additional paid-in capital	97,818	86,146
Treasury stock, at cost, 187,745 shares at September 30, 2025 and December 31, 2024	(529)	(529)
Accumulated deficit	(101,230)	(101,569)
Total stockholders’ deficit	(3,939)	(15,950)
Total liabilities and stockholders’ deficit	$1,506	$3,727

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

1

ONEMEDNET CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue
Subscription revenue	$-	$102	$105	$443
Web imaging revenue	177	40	363	174
Total revenue	177	142	468	617
Cost of revenue	399	226	1,136	872
Gross margin	(222)	(84)	(668)	(255)
Operating expenses
General and administrative	1,386	1,814	3,999	4,884
Sales and marketing	304	140	846	623
Research and development	323	298	1,072	1,127
Total operating expenses	2,013	2,252	5,917	6,634
Loss from operations	(2,235)	(2,336)	(6,585)	(6,889)
Other (income) expense, net
Interest expense	6	36	59	120
Change in fair value of warrants	20	6	23	5
Change in fair value of PIPE Notes	-	(77)	(1,221)	(44)
Change in fair value of Yorkville Note	-	(262)	(64)	561
Change in fair value of crypto assets – Bitcoin	(55)	124	782	124
Realized (gain) loss on sale of crypto assets – Bitcoin	(54)	51	(899)	51
Change in fair value of derivative liability	402	(160)	(32)	-
Gain on troubled debt restructurings	(1,862)	-	(5,569)	-
Loss on extinguishment of debt	41	-	41	-
Stock warrant expense	-	-	-	33
Other expense (income)	8	4	(44)	17
Total other (income) expense, net	(1,494)	(278)	(6,924)	867
Net income (loss)	$(741)	$(2,058)	$339	$(7,756)
Net income (loss) per share attributable to common shares – basic	$(0.01)	$(0.07)	$0.01	$(0.29)
Weighted average shares of common stock outstanding – basic	52,618,031	29,265,023	41,253,718	26,340,952
Net income (loss) per share attributable to common shares – diluted	$(0.01)	$(0.07)	$0.01	$(0.29)
Weighted average shares of common stock outstanding – diluted	52,618,031	29,265,023	42,974,906	26,340,952

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

2

ONEMEDNET CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN

STOCKHOLDERS’ DEFICIT

(In thousands, except share data)

(Unaudited)

Three and Nine Months Ended September 30, 2025

					Additional		Total
	Common Stock		Treasury Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances as of December 31, 2024	28,175,172	$2	(187,745)	$(529)	$86,146	$(101,569)	$(15,950)
Issuance of common stock in connection with September 2024 private placement	1,473,696	-	-	-	-	-	-
Partial conversion of Yorkville Note	1,111,708	-	-	-	1,094	-	1,094
Stock-based compensation expense	-	-	-	-	208	-	208
Net loss	-	-	-	-	-	(1,902)	(1,902)
Balances as of March 31, 2025	30,760,576	2	(187,745)	(529)	87,448	(103,471)	(16,550)
Issuance of common stock in connection with settlement of vendor payable	250,000	-	-	-	111	-	111
Issuance of common stock upon partial conversion of Yorkville Note	754,854	-	-	-	298	-	298
Issuance of common stock upon conversion of loans with related parties	3,166,475	-	-	-	2,334	-	2,334
Issuance of common stock upon conversion of PIPE Notes	1,453,174	-	-	-	510	-	510
Issuance of common stock upon conversion of loan extensions with related parties	3,650,248	-	-	-	2,584	-	2,584
Issuance of common stock in connection with June 2025 private placement	3,390,923	-	-	-	2,497	-	2,497
Issuance of common stock in connection with subscription agreements with related parties	2,857,142	-	-	-	1,197	-	1,197
Stock-based compensation expense	-	-	-	-	197	-	197
Net income	-	-	-	-	-	2,982	2,982
Balances as of June 30, 2025	46,283,392	$2	(187,745)	$(529)	$97,176	$(100,489)	$(3,840)
Issuance of common stock in connection with pre-funded warrant exercises	3,048,232	-	-	-	-	-	-
Issuance of common stock in connection with subscription agreement with related party	581,395	-	-	-	500	-	500
Stock-based compensation expense	-	-	-	-	142	-	142
Net loss	-	-	-	-	-	(741)	(741)
Balances as of September 30, 2025	49,913,019	$2	(187,745)	$(529)	$97,818	$(101,230)	$(3,939)

3

Three and Nine Months Ended September 30, 2024

					Additional		Total
	Common Stock		Treasury Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances as of December 31, 2023	23,572,232	$2	-	$-	$77,996	$(91,440)	$(13,442)
Issuance of common stock to settle deferred underwriter fee payable	277,778	-	-	-	242	-	242
Stock-based compensation expense	-	-	-	-	137	-	137
Repurchase of common stock	-	-	(187,745)	(529)	-	-	(529)
Net loss	-	-	-	-	-	(2,109)	(2,109)
Balances as of March 31, 2024	23,850,010	2	(187,745)	(529)	78,375	(93,549)	(15,701)

Vesting of restricted stock units	200,000	-	-	-	-	-	-
Stock-based compensation expense	-	-	-	-	103	-	103
Net loss	-	-	-	-	-	(3,589)	(3,589)
Balances as of June 30, 2024	24,050,010	$2	(187,745)	$(529)	$78,478	$(97,138)	$(19,187)
Issuance of common stock and pre-funded warrants in connection with private placements, net of issuance costs	3,598,850	-	-	-	6,270	-	6,270
Issuance of common stock to settle Yorkville commitment fee	526,312	-	-	-	500	-	500
Stock-based compensation expense	-	-	-	-	207	-	207
Net loss	-	-	-	-	-	(2,058)	(2,058)
Balances as of September 30, 2024	28,175,172	$2	(187,745)	$(529)	$85,455	$(99,196)	$(14,268)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

4

ONEMEDNET CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$339	$(7,756)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	56	31
Stock-based compensation expense	547	447
Stock warrant expense	-	33
Change in fair value of warrant liabilities	23	5
Change in fair value of PIPE Notes	(1,221)	(44)
Change in fair value of Yorkville Note	(64)	561
Change in fair value of crypto assets – Bitcoin	782	124
Change in fair value of derivative liability	(32)	-
Realized gain on sale of crypto assets – Bitcoin	(899)	51
Gain on troubled debt restructurings	(5,569)	-
Loss on extinguishment of debt	41	-
Gain on forgiveness of CEBA loan	-	(15)
Non-cash interest	45	96
Change in operating assets and liabilities:
Accounts receivable	(369)	89
Prepaid expenses and other current assets	270	15
Accounts payable and accrued expenses	52	1,233
Deferred revenues	209	174
Net cash used in operating activities	(5,790)	(4,956)
Cash flows from investing activities:
Purchases of property and equipment	(8)	(16)
Purchases of crypto assets – Bitcoin	(2,400)	(2,800)
Sales of crypto assets – Bitcoin	4,766	469
Net cash provided by (used in) investing activities	2,358	(2,347)
Cash flows from financing activities:
Proceeds from private placement, net of issuance costs	2,497	6,270
Proceeds from subscription agreements with related parties, net of issuance costs	1,697	-
Repayment of Yorkville Note	(262)	-
Repayment of deferred underwriter fees payable	(500)	-
Repayment of loan extensions	(12)	-
Proceeds from issuance of shareholder loans	-	2,000
Proceeds from issuance of Yorkville Note	-	1,350
Proceeds from line of credit borrowings	-	500
Repayment of shareholder loan	-	(200)
Repayment of line of credit borrowings	-	(500)
Repayment for common stock repurchase	(11)	(100)
Repayment of deferred underwriter fees	-	(100)
Repayment of CEBA loan	-	(30)
Net cash provided by financing activities	3,409	9,190
Net (decrease) increase in cash and cash equivalents	(23)	1,887
Cash and cash equivalents at beginning of period	172	47
Cash and cash equivalents at end of period	$149	$1,934
Supplemental disclosures of cash flow information:
Cash paid for interest	$33	$-
Cash paid for taxes	$-	$18
Supplemental disclosures of non-cash investing and financing activities:
Issuance of common stock in connection with settlement of vendor payable	$111	$-
Issuance of common stock upon partial conversion of Yorkville Note	$1,392	$-
Issuance of common stock upon conversion of loans with related parties	$2,334	$-
Issuance of common stock upon conversion of PIPE Notes	$510	$-
Issuance of common stock upon conversion of loan extensions with related parties	$2,584	$-
Issuance of common stock to settle deferred underwriter fee payable	$-	$242
Common stock repurchase consideration in accounts payable and accrued expenses	$341	$429

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

5

ONEMEDNET CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business

Organization and Description of Business

OneMedNet Corporation (the “Company”) is a healthcare software company with solutions focused on digital medical image management, exchange, and sharing. The Company was founded in Delaware on November 20, 2015. The Company has been solely focused on creating solutions that simplify digital medical image management, exchange, and sharing. The Company has one wholly owned subsidiary, OneMedNet Technologies (Canada) Inc., incorporated on October 16, 2015 under the provisions of the Business Corporations Act of British Columbia whose functional currency is the Canadian dollar. The Company’s headquarters location is Eden Prairie, Minnesota.

On November 7, 2023, Data Knights Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Data Knights Acquisition Corp. (“Data Knights”), a Delaware corporation, merged with and into OneMedNet Solutions Corporation (formerly named OneMedNet Corporation) (“Legacy ONMD”), with Legacy ONMD surviving as a wholly owned subsidiary of Data Knights (the “Business Combination”). Following the consummation of the Business Combination, Data Knights was renamed to “OneMedNet Corporation.”

Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules and regulations, certain notes or other financial information normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. The interim unaudited condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal, recurring adjustments that are necessary to present fairly the Company’s results for the interim periods presented. The results from operations for the three and nine months ended September 30, 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2025, or for any future annual or interim period.

The accompanying interim unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related notes for the year ended December 31, 2024 in the Company’s Annual Report on Form 10-K, filed with the SEC on April 15, 2025 (the “Form 10-K”).

The interim unaudited condensed consolidated financial statements include the consolidated accounts of the Company’s wholly owned subsidiary, OneMedNet Technologies (Canada) Inc. All significant intercompany transactions have been eliminated in consolidation.

Liquidity and Going Concern

The Company has incurred recurring operating losses since its inception, including $2.2 million and $6.6 million for the three and nine months ended September 30, 2025, respectively. In addition, the Company had an accumulated deficit of $101.2 million as of September 30, 2025. The Company’s cash and Bitcoin balance of $0.1 million and $0.6 million, respectively, as of September 30, 2025 is not adequate to fund its operations through at least twelve months from the date these condensed consolidated financial statements were available for issuance. Therefore, these conditions raise substantial doubt about the Company’s ability to continue as a going concern.

To continue and expand its operations, the Company will be required to, and management plans to, raise additional working capital through equity or debt offerings and ultimately hopes to attain profitable operations to fulfill its operating and capital requirements for at least 12 months from the date of the issuance of the condensed consolidated financial statements. However, the Company may not be able to secure such financing in a timely manner or on favorable terms, if at all. Furthermore, if the Company issues equity securities to raise additional funds, its existing stockholders may experience dilution, and the new equity securities may have rights, preferences and privileges senior to those of the Company’s existing stockholders. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to continue receiving working capital cash payments and generating cash flow from operations.

Risks and Uncertainties

The Company is subject to risks common to companies in the markets it serves, including, but not limited to, global economic and financial market conditions, fluctuations in customer demand, acceptance of new products, development by its competitors of new technological innovations, dependence on key personnel, and protection of proprietary technology.

In addition, the Company has invested in Bitcoin, which is a crypto asset. Crypto assets are loosely regulated and there is no central marketplace for currency exchange. Supply is determined by a computer code, not by a central bank, and prices have been extremely volatile. Certain crypto asset exchanges have been closed due to fraud, failure or security breaches. Any of the Company’s crypto assets that reside on an exchange that shuts down may be lost. Several factors may affect the price of crypto assets, including, but not limited to: supply and demand, investors’ expectations with respect to the rate of inflation, interest rates, currency exchange rates or future regulatory measures (if any) that restrict the trading of crypto assets, and the use of crypto assets as a form of payment. There is no assurance that crypto assets will maintain their long-term value in terms of purchasing power in the future, or that acceptance of crypto asset payments by mainstream retail merchants and commercial businesses will continue to grow.

As crypto assets have grown in popularity and market size, various countries and jurisdictions have begun to develop regulations governing the crypto asset industry. To the extent future regulatory actions or policies limit the ability to exchange crypto assets or utilize them for payments, the demand for crypto assets could be reduced. Furthermore, regulatory actions may limit the ability of end-users to convert crypto assets into fiat currency (e.g., U.S. dollars) or use crypto assets to pay for goods and services. Such regulatory actions or policies could result in a reduction of demand, and in turn, a decline in the underlying crypto asset unit prices.

6

The effect of any future regulatory change on crypto assets in general is impossible to predict, but such change could be substantial and adverse to the Company and the value of the Company’s investments in crypto assets.

Crypto assets are not insured or protected under the Federal Deposit Insurance Corporation (“FDIC”) or the Securities Investor Protection Company (“SIPC”). Accordingly, with respect to its Bitcoin investment, the Company does not enjoy the protections of other assets covered by the FDIC or SIPC.

2. Summary of Significant Accounting Policies

Except as described below, the accounting policies of the Company are set forth in Note 2 to the consolidated financial statements contained in the Form 10-K, and the accounting policies followed by the Company for interim financial reporting are consistent with the accounting policies therein.

Net Income (Loss) per Share

The Company calculates basic and diluted net income (loss) per share attributable to common stockholders in conformity with the two-class method required for participating securities. Certain outstanding warrants are considered participating securities because they are entitled to receive dividends or other distributions to the same extent as holders of Common Stock. The pre-funded warrants associated with certain private placement transactions are considered outstanding shares in the basic earnings per share calculation given their nominal exercise price. In periods of net loss, the net loss attributable to common stockholders is not allocated to the warrant holders as the warrant holders do not have a contractual obligation to share in losses.

Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common shares outstanding for the period. Basic net income per share is calculated as net income available to common shareholders after the allocation of undistributed earnings to the participating securities by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of shares of Common Stock and common stock equivalents outstanding for the period. Common stock equivalents are only included when their effect is dilutive. In periods of net loss, there is no difference in the number of shares used to calculate basic and diluted shares outstanding. Diluted net income per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. These potentially dilutive shares are then included in the weighted-average number of shares outstanding for the period to the extent they are not anti-dilutive.

Modification of Equity Classified Warrants

A change in the terms or conditions of a warrant is accounted for as a modification. For a warrant modification accounted for under Accounting Standards Codification (“ASC”) 815, the effect of a modification shall be measured as the difference between the fair value of the modified warrant over and the fair value of the original warrant immediately before its terms are modified, with each measured on the modification date. The accounting for any incremental fair value of the modified warrants over the original warrants is based on the specific facts and circumstances related to the modification. When a modification is directly attributable to an equity offering, the incremental change in fair value of the warrants is accounted for as an equity issuance cost. When a modification is directly attributable to a debt financing, the incremental change in fair value of the warrants is accounted for as a debt discount or debt issuance cost. For all other modifications, the incremental change in fair value is recognized as a deemed dividend.

Debt Modifications and Extinguishments

The Company evaluates all modifications to its debt obligations in accordance with ASC 470-60, Debt-Troubled Debt Restructurings by Debtors (“ASC 470-60”). A modification is a troubled debt restructuring (“TDR”) if both (1) the borrower is experiencing financial difficulty, and (2) the lender grants the borrower a concession. In determining if a company is experiencing financial difficulties for a TDR, as contemplated by the applicable standard, several factors are considered including whether the Company is currently in payment default on any debt, if there is a high probability of future default without modification, bankruptcy considerations, or if there is substantial doubt about the Company’s ability to continue as a going concern. A lender is granting a concession when the effective borrowing rate on the restructured debt is less than the effective borrowing rate on the original debt. If a debt restructuring involves a transfer of assets or the issuance of an equity interest in full satisfaction of a debt obligation, a concession is granted if the debt’s carrying amount exceeds the fair value of such assets or equity interests.

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The recognition and measurement of the impact of a TDR on the condensed consolidated financial statements depends on whether the fair value of consideration transferred or future undiscounted cash flows specified by the new terms are greater (gain is recorded in the condensed consolidated statements of operations for the difference) or less (no gain is recorded in the condensed consolidated statements of operations for the difference) than the carrying value of the debt.

If a TDR is determined not to have occurred, the Company evaluates the modification in accordance with ASC Topic 470-50-40 (“ASC 470-50”), which requires modification to debt instruments to be evaluated to assess whether debt modification or debt extinguishment accounting is applicable. This evaluation includes analyzing whether there are significant and consequential changes to the economic substance of the debt. If the change is deemed insignificant then the change is considered a debt modification, whereas if the change is substantial the change is reflected as a debt extinguishment.

If debt extinguishment guidance applies, the Company accounts for the income or loss from extinguishment of debt by comparing the difference between the reacquisition price and the net carrying amount of the debt being extinguished and recognizes this as gain or loss when the debt is extinguished.

If debt modification guidance applies, no gain or loss is recorded and the effective interest rate of the debt is updated based on the carrying value of the debt and the revised future cash flows. Any previously capitalized debt issuance costs in a debt modification are amortized as interest expense over the term of the new debt instrument.

Emerging Growth Company Status

The Company is an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Under the JOBS Act, emerging growth companies can take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. The Company has elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (1) is no longer an emerging growth company or (2) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act.

Accounting Pronouncements Not Yet Adopted

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-09, Improvements to Income Tax Disclosures (Topic 740) (“ASU 2023-09”). ASU 2023-09 requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. ASU 2023-09 is effective on a prospective basis for annual periods beginning after December 15, 2024. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance. The Company is currently evaluating the impact of adopting ASU 2023-09 on the presentation of its condensed consolidated financial statements and footnotes.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires public entities, at annual and interim reporting periods, to disclose in a tabular format additional information about specific expense categories in the notes to the consolidated financial statements. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2024-03 on the presentation of its condensed consolidated financial statements and footnotes.

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3. Segment Information

Operating segments are defined as components of an entity for which separate discrete financial information is made available and that is regularly evaluated by the chief operating decision maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The Company is a healthcare software company with solutions focused on digital medical image management, exchange, and sharing. The Company’s operations are organized and reported as a single reportable segment, which includes all activities related to digital medical image management, exchange, and sharing. The Company’s CODM, its chief executive officer (“CEO”), reviews operating results on an aggregate basis and manages the operations as a single operating segment. The CODM evaluates performance and allocates resources based on operating loss that also is reported on the statements of operations as operating loss, and cash used in operations which is reported on the statements of cash flows. Significant expenses reviewed by the CODM include those that are presented in the condensed consolidated statements of operations. The measure of segment assets is reported on the condensed consolidated balance sheets as total assets. Substantially all long-lived assets are located in the United States.

The table below provides the Company’s total revenue by geographic region based on the location of the customer (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Americas	$99	$94	$272	$442
Europe and Middle East	78	48	147	175
Asia Pacific	-	-	49	-
Total	$177	$142	$468	$617

4. Crypto Assets Held

The Company’s crypto assets are comprised solely of Bitcoin. In accordance with ASC Topic 820, Fair Value Measurement, the Company measures the fair value of its Bitcoin based on the quoted end-of-day price on the measurement date for a single Bitcoin on an active trading platform, River.com. Management has determined that River.com, an active exchange market, represents a principal market for Bitcoin and the end-of-day quoted price is both readily available and representative of fair value (Level 1 inputs). The following table sets forth the units held, cost basis, and fair value of its investments in crypto assets, as shown on the condensed consolidated balance sheets (in thousands):

	September 30, 2025
	Units	Cost Basis	Fair Value
Crypto assets held:
Bitcoin	5	$584	$600
Total	5	$584	$600

	December 31, 2024
	Units	Cost Basis	Fair Value
Crypto assets held:
Bitcoin	31	$2,051	$2,849
Total	31	$2,051	$2,849

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The following table presents a reconciliation of the fair values of the Company’s investments in crypto assets for the three and nine months ended September 30, 2025 (in thousands):

Bitcoin
Balance, December 31, 2024	$2,849
Additions	-
Dispositions	(1,394)
Unrealized loss, net	(662)
Balance, March 31, 2025	$793
Additions	2,200
Dispositions	(1,220)
Unrealized loss, net	(175)
Balance, June 30, 2025	$1,598
Additions	200
Dispositions	(1,253)
Unrealized gain, net	55
Balance, September 30, 2025	$600

Additions are the result of the Company acquiring Bitcoin with liquid assets from private placements, while dispositions are the result of sales of Bitcoin. During the nine months ended September 30, 2025, the Company had Bitcoin dispositions of $3.9 million, inclusive of realized gains of $0.9 million. The Company uses a first-in, first-out methodology to assign costs to Bitcoin for purposes of the Bitcoin held and realized gains and losses disclosure above. Bitcoin is included in current assets in the condensed consolidated balance sheets due to the Company’s ability to sell them in a highly liquid marketplace and its intent to liquidate its Bitcoin to support operations when needed.

5. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following (in thousands):

	As of
	September 30, 2025	December 31, 2024
Professional fees	$2,119	$4,965
Payroll liabilities	653	621
Stock repurchase payable	341	329
Data provider costs	348	367
Other	386	372
	$3,847	$6,654

During the nine months ended September 30, 2025, the Company negotiated and settled certain trade payables owed by the Company with an aggregate carrying value of $3.2 million. At the time of these settlements, (1) the Company had negative cash flow from operations, historical losses, and a significant accumulated deficit that raised substantial doubt about the Company’s ability to continue as a going concern, and (2) a concession was granted to the Company, as the fair value of the consideration received by the vendors was less than the net carrying value of the payables. As a result, the Company accounted for these transactions as troubled debt restructurings in accordance with ASC 470-60. In accordance with the accounting for troubled debt restructurings, the Company derecognized the outstanding payables and recognized the consideration transferred to the vendors at fair value. The fair value of consideration transferred included $0.3 million in cash payments made by the Company and equity interests comprised of 250,000 shares of the Company’s Common Stock valued at $0.1 million. The fair value of the equity interests was determined using the closing price of the Company’s Common Stock of $0.45 on the agreement effective date. The difference in value between the carrying value of the payables and the fair value of consideration transferred resulted in a gain on troubled debt restructuring of $1.9 million and $5.6 million for the three and nine months ended September 30, 2025, respectively, in the Company’s condensed consolidated statements of operations.

On July 15, 2025, the Company entered into an amended promissory note agreement with a former lender to the Company related to the $0.3 million stock repurchase payable outstanding. Under the original terms of the promissory note, the loan did not bear interest and matured on July 30, 2024. As amended, the loan bears an interest rate of 7.0% dating back to March 1, 2024 with a maturity date of June 15, 2028. The Company has agreed to make 36 consecutive monthly payments beginning on July 15, 2025 in equal installments of $11,378, which includes principal plus accrued and unpaid interest. The Company determined this transaction was not a troubled debt restructuring as there were no concessions granted to the Company. Instead, the amendment was accounted for as a debt extinguishment in accordance with ASC 470-50 because the change in cash flows with interest were substantially different from the original terms without interest. As a result, the Company recognized $41,216 of debt extinguishment loss during the three and nine months ended September 30, 2025 from this amendment.

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6. Debt

PIPE Notes

On June 28, 2023, Data Knights and certain investors (the “Purchasers”) entered into a Securities Purchase Agreement pursuant to which Data Knights issued and sold to the Purchasers senior secured convertible notes (the “PIPE Notes”), which are convertible into shares of common stock, par value $0.0001 per share (“Common Stock”), at the Purchasers’ election at a conversion price equal to the lower of (i) $10.00 per share, or (ii) 92.5% of the lowest volume weighted average trading price for the ten (10) Trading Days immediately preceding the conversion date. The PIPE Notes matured on the first anniversary of the issuance date, or November 7, 2024.

The Company elected the fair value option (“FVO”) of accounting for its PIPE Notes. The estimated fair value adjustment is presented as a single line item within other (income) expense, net in the accompanying condensed consolidated statements of operations under the caption change in fair value of PIPE Notes.

On June 17, 2025 and June 18, 2025, the Purchasers agreed to convert $1.7 million of outstanding principal and accrued interest into an aggregate of 1,453,174 shares of Common Stock, which was based on the floor price of $1.14 per share. As such, the net carrying amount of the PIPE Notes was adjusted to its fair value of $0.5 million on the conversion date and reclassified to stockholders’ deficit in the condensed consolidated balance sheets at the time the conversions took place in June 2025. As such, there was no balance outstanding as of September 30, 2025.

As of December 31, 2024, the fair value of the PIPE Notes was $1.7 million, which is included in current liabilities on the condensed consolidated balance sheets.

Loan Extensions

The Company assumed Data Knights’ liabilities, which included existing loan extensions to related parties. The loan extensions were to be either repaid in cash or, at the option of the lender, exchanged for a fixed amount of Common Stock at a price of $10.00 per share upon the closing of a business combination or a similar event. At the closing of the Business Combination, all lenders provided notice to have their loans converted into shares upon the filing of a registration statement on Form S-1 with the SEC.

On June 19, 2025, two related party investors agreed to convert $2.6 million of loan extensions outstanding into 3,650,248 shares of Common Stock at an agreed-upon conversion price of $0.71 per share. At the time of the conversion notices, the Company was experiencing financial difficulties (see Note 5), and a concession was granted to the Company because the fair value of the equity interests received by the investors was less than the carrying amounts of the loan extensions on such date. In accordance with the accounting for troubled debt restructurings, the Company derecognized the remaining balance associated with the loans and recognized the equity interests issued to the related parties at fair value. The fair value of the equity interests was determined using the closing price of the Company’s Common Stock of $0.36 per share on the conversion notice date. The difference in value between the carrying value of the loans and the fair value of consideration transferred was accounted for as a capital transaction with related parties and no gain or loss was recognized related to this TDR. As such, the net carrying value of $2.6 million was reclassified to stockholders’ deficit in the condensed consolidated balance sheets at the time the conversions took place in June 2025.

On July 11, 2025, the Company entered into an amended loan extension agreement with a former lender to the Company related to $0.1 million of the outstanding balance. Under the original terms of the loan extension agreement, the loan did not bear interest and matured upon the closing of the Business Combination. As amended, the extension loan bears an interest rate of 6.0% with a maturity date of June 15, 2027. The Company has agreed to make 24 consecutive monthly payments beginning on July 15, 2025 in equal installments of $4,413, which includes principal plus accrued and unpaid interest. The amendment was accounted for as a debt modification in accordance with ASC 470-50 because the change in cash flows with interest were not substantially different from the original terms without interest. As a result, no gain or loss was recognized and there were no new or previously capitalized debt issuance costs to be amortized over the term of the new debt instrument.

As of September 30, 2025 and December 31, 2024, a balance of $0.4 million and $3.0 million, respectively, remains outstanding on the Company’s condensed consolidated balance sheets.

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Shareholder Loans

Convertible

From January 2024 to June 2024, the Company received gross proceeds of $1.6 million in connection with shareholder loans with a related party investor which are convertible into 2,123,424 shares of Common Stock at a conversion price of $0.7535 per share. These loans did not bear interest and matured one year from issuance.

On June 17, 2025, the investor provided notice to convert all $1.6 million of outstanding principal into 2,123,424 shares of Common Stock, which was based on the stated conversion price of $0.7535 per share. The conversion occurred in accordance with the conversion privileges provided in the terms of the loans and the net carrying value was reclassified to stockholders’ deficit in the condensed consolidated balance sheets at the time the conversion took place in June 2025.

Non-Convertible

From April 2023 to February 2024, the Company also issued $0.7 million in non-convertible shareholder loans with two related party investors. These loans bore an interest rate of 8.0% with a maturity date one year from issuance.

On June 19, 2025, these investors agreed to convert $0.7 million of non-convertible shareholder loans outstanding into 1,043,051 shares of Common Stock at an agreed-upon conversion price of $0.71 per share. At the time of the conversion notices, the Company was experiencing financial difficulties (see Note 5), and a concession was granted to the Company because these loans were not convertible pursuant to their original terms and the fair value of equity interests received by the shareholders was less than the carrying amounts of the loans on such date. In accordance with the accounting for troubled debt restructurings, the Company derecognized the remaining principal and accrued interest associated with the loans and recognized the equity interests issued to the shareholders at fair value. The fair value of the equity interests issued was determined using the closing price of the Company’s Common Stock of $0.36 on the conversion notice date. The difference in value between the carrying value of the loans and the fair value of consideration transferred was accounted for as a capital transaction with related parties and no gain or loss was recognized related to this TDR. As such, the net carrying value of $0.7 million was reclassified to stockholders’ deficit in the condensed consolidated balance sheets at the time the conversions took place in June 2025.

The following table summarizes shareholder loans outstanding as of December 31, 2024 (in thousands):

December 31, 2024
Shareholder loans – non-convertible	$654
Shareholder loans – convertible	1,600
Accrued interest	65
Loans – related parties	$2,319

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Yorkville Note

On June 17, 2024, the Company entered into a Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”) (see Note 7). Upon entry into the SEPA, the Company issued Yorkville a $1.5 million convertible promissory note for $1.35 million in cash (after a 10% original issue discount) (the “Yorkville Note”). The Yorkville Note does not bear interest and matures on June 17, 2025. The Yorkville Note is convertible by Yorkville into shares of Common Stock at an aggregate purchase price based on a price per share equal to the lower of (a) $1.3408 per share (subject to downward reset upon the filing of the resale registration statement described below) or (b) 90% of the lowest daily volume-weighted average price (“VWAP”) of the Common Stock on Nasdaq during the seven trading days immediately prior to each conversion (the “Variable Price”), but which Variable Price may not be lower than the Floor Price then in effect. The “Floor Price” is $0.28 per share, subject to the Company’s option to reduce the Floor Price to any amounts set forth in a written notice to Yorkville. Upon the occurrence and during the continuation of an event of default (as defined in the Yorkville Note), the interest rate increases to 18% and the full unpaid principal amount may become immediately due and payable. The issuance of the Common Stock upon conversion of the note and otherwise under the SEPA is capped at 19.9% of the outstanding Common Stock as of June 18, 2024. Further, the note and SEPA include a beneficial ownership blocker for Yorkville such that Yorkville may not be deemed the beneficial owner of more than 4.99% of Common Stock.

The Company elected the FVO of accounting for the Yorkville Note. The estimated fair value adjustment is presented as a single line item within other (income) expense, net in the accompanying condensed consolidated statements of operations under the caption change in fair value of Yorkville Note.

On December 20, 2024, Yorkville provided notice specifying their request to convert $0.2 million of outstanding principal into 245,007 shares of Common Stock, which was based on the Variable Price of $0.8163. As of December 31, 2024, the Company had not yet issued the 245,007 shares of Common Stock, and the fair value of $0.3 million was recorded as an equity forward sale contract and included in additional paid-in-capital in stockholders’ deficit in the condensed consolidated balance sheets as it met the criteria for equity accounting under ASC 815. These shares were issued to Yorkville on January 22, 2025.

On January 23, 2025, Yorkville provided notice specifying their request to convert $0.6 million of outstanding principal into 650,026 shares of Common Stock, which was based on the Variable Price of $0.9230. As such, the net carrying amount was adjusted to its fair value of $0.9 million on the conversion date and reclassified to stockholders’ deficit in the condensed consolidated balance sheets at the time the conversion took place in January 2025.

On January 27, 2025, Yorkville provided notice specifying their request to convert $0.2 million of outstanding principal into 216,675 shares of Common Stock, which was based on the Variable Price of $0.9230. As such, the net carrying amount was adjusted to its fair value of $0.2 million on the conversion date and reclassified to stockholders’ deficit in the condensed consolidated balance sheets at the time the conversion took place in January 2025.

On May 27, 2025, Yorkville provided notice specifying their request to convert $0.1 million of outstanding principal into 288,001 shares of Common Stock, which was based on the Variable Price of $0.3472. As such, the net carrying amount was adjusted to its fair value of $0.1 million on the conversion date and reclassified to stockholders’ deficit in the condensed consolidated balance sheets at the time the conversion took place in May 2025.

On June 11, 2025, Yorkville provided notice specifying their request to convert $0.2 million of outstanding principal into 466,853 shares of Common Stock, which was based on the Variable Price of $0.3213. As such, the net carrying amount was adjusted to its fair value of $0.2 million on the conversion date and reclassified to stockholders’ deficit in the condensed consolidated balance sheets at the time the conversion took place in June 2025.

The following table sets forth all conversions that have taken place with Yorkville as of September 30, 2025 (in thousands, except share amounts):

	Principal Converted	Shares of Common Stock Issued
December 20, 2024	$200	245,007
January 23, 2025	600	650,026
January 27, 2025	200	216,675
May 27, 2025	100	288,001
June 11, 2025	150	466,853
Total	1,250	1,866,562

On June 18, 2025, the Company repaid the remaining balance outstanding under the Yorkville Note for a total of $0.3 million, which consisted of the outstanding principal balance and payment premium. As such, no balance remains outstanding under the Yorkville Note as of September 30, 2025.

As of December 31, 2024, the fair value of the Yorkville Note was $1.7 million, which is included in current liabilities on the condensed consolidated balance sheets.

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7. Stockholders’ Deficit

During the nine months ended September 30, 2025, the Company:

●	Issued 1,473,696 shares of Common Stock through a private placement transaction with an institutional investor that closed in September 2024. These shares were unissued as of December 31, 2024, and the number of issuable shares was modified in January 2025 pursuant to the Warrant Amendment (as defined below). The modified number of shares was issued on January 21, 2025.
●	Issued 1,621,555 shares of Common Stock valued at $1.4 million through the partial conversion of the Yorkville Note with an outstanding principal balance of $1.1 million. In addition, the Company issued 245,007 shares of Common Stock to settle the conversion notice from December 2024 (see Note 6).
●	Issued 250,000 shares of Common Stock to a vendor in full satisfaction of $0.2 million of accounts payable owed by the Company (see Note 5).
●	Issued 3,166,475 shares of Common Stock with a carrying amount of $2.3 million through the conversion of shareholder loans (see Note 6).
●	Issued 1,453,174 shares of Common Stock valued at $0.5 million through the conversion of PIPE Notes with an outstanding principal and accrued interest balance of $1.7 million (see Note 6).
●	Issued 3,650,248 shares of Common Stock with a carrying amount of $2.6 million through the conversion of loan extensions (see Note 6).
●	Issued 3,390,923 shares of Common Stock through a private placement transaction with an accredited investor that closed in June 2025. In addition, the Company issued 2,561,457 pre-funded warrants exercisable for 2,561,457 shares of its Common Stock to the same accredited investor (see further details below).
●	Issued 2,857,142 and 581,395 shares of Common Stock through subscription agreements with related party investors that closed in June and August 2025, respectively (see further details below).
●	Issued 1,214,032 shares of Common Stock from the partial exercise of pre-funded warrants issued in June 2025 (see Note 10).
●	Issued 1,323,530 shares of Common Stock from the full exercise of pre-funded warrants issued in July 2024 (see Note 10).
●	Issued 510,670 shares of Common Stock from the partial exercise of pre-funded warrants issued in September 2024 (see Note 10).

Private Placement

On June 19, 2025, the Company entered into a securities purchase agreement with an accredited investor, pursuant to which the Company agreed to issue and sell 3,390,923 shares of its Common Stock at a price of $0.42 per share and pre-funded warrants exercisable for 2,561,457 shares of its Common Stock at an exercise price of $0.42 per share (the “June 2025 Pre-Funded Warrants”). The investor was required to prepay the exercise price for the pre-funded warrants, other than $0.0001 per share. The warrants and pre-funded warrants will be exercisable at any time after the date of issuance and will not expire. Holders of pre-funded warrants are entitled to receive dividends, if declared, on an as-if-converted-to-common-stock basis, and in the same form as dividends actually paid on shares of the Common Stock. The Company received net proceeds of approximately $2.5 million from the private placement, after deducting an immaterial amount of offering expenses. On August 21, 2025, the investor exercised 1,214,032 of the June 2025 Pre-Funded Warrants (see Note 10).

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Subscription Agreements – Related Parties

On June 20, 2025, the Company entered into subscription agreements with two related party investors, pursuant to which the Company agreed to issue and sell 2,857,142 shares of its Common Stock at a price of $0.42 per share. The Company received net proceeds of approximately $1.2 million from the related party subscription agreements, after deducting an immaterial amount of offering expenses.

On August 29, 2025, the Company entered into a subscription agreement with a related party investor pursuant to which the Company agreed to issue and sell 581,395 shares of its Common Stock at a price of $0.86 per share. The Company received net proceeds of approximately $0.5 million from the related party subscription agreement, after deducting an immaterial amount of offering expenses.

Settlement of Deferred Underwriter Fees

In connection with the Business Combination, Data Knights entered into an agreement with their underwriters (“EF Hutton”) whereby EF Hutton agreed to waive the related merger underwriting fees that were payable at closing ($4.0 million) in exchange for allocated payments as follows: (i) $0.5 million in cash at closing; (ii) a $0.5 million promissory note that matured on March 1, 2024; and (iii) a transfer of 277,778 shares of Common Stock, which were valued at the closing stock price of $10.89 per share on June 28, 2023. If, five trading days prior to the six-month anniversary, the aggregate VWAP value of the 277,778 shares of Common Stock was lower than the original share value of $3.0 million, the Company was obligated to compensate EF Hutton at a new share price equal to the difference in amount on such date. Due to the decrease in share value on the six-month anniversary, the Company was required to either pay to EF Hutton an additional $2.8 million or issue to EF Hutton an additional 3,175,000 shares of Common Stock. In January 2024, the Company issued the original 277,778 shares of Common Stock as consideration for $0.2 million owed by the Company. In August 2024, the Company made a payment of $0.1 million under the promissory note.

As of December 31, 2024, the Company was obligated to pay EF Hutton the true-up of either $2.8 million or 3,175,000 shares of Common Stock valued at $0.88 per share, plus the remaining $0.4 million promissory note. Upon the occurrence of an event of default, the promissory note bears interest at a rate of 12.5% until such event of default is cured. The promissory note remained unpaid upon maturity on March 1, 2024, and the Company recorded interest expense of $0.1 million during the year ended December 31, 2024, because of the event of default. As of December 31, 2024, deferred underwriter fee payable totaled $3.3 million.

On June 5, 2025, the Company entered into an amendment to the agreement with EF Hutton whereby the Company agreed to make a one-time cash payment of $0.5 million in full satisfaction of all amounts due under the underwriter agreement. At the time of settlement, the Company was experiencing financial difficulties (see Note 5), and a concession was granted to the Company because the cash received by EF Hutton was less than the carrying amount of the deferred underwriter fees payable. The difference in value between the carrying value of the deferred underwriter fees payable and the cash payment resulted in a gain on troubled debt restructuring of $2.8 million in the Company’s condensed consolidated statements of operations.

Amendment to September 2024 Private Placement

On January 21, 2025, the Company entered into an amendment with an investor holding 743,314 pre-funded warrants (the “September 2024 Pre-Funded Warrants”) issued in a private placement transaction that closed in September 2024 (the “Warrant Amendment”). The Warrant Amendment resulted in the number of shares of Common Stock issuable upon exercise increasing from 743,314 to 1,188,209. In exchange for the issuance of an additional 444,895 pre-funded warrants, the Company agreed to reduce the number of issuable shares of its Common Stock from 1,918,591 to 1,473,696. The 1,473,696 shares of Common Stock were issued contemporaneously with the exchange in January 2025.

The Company accounted for the exchange as a warrant modification. The total fair value of the September 2024 Pre-Funded Warrants and issuable shares of Common Stock prior to the modification was approximately equal to the fair value after the modification, and therefore, there was no incremental fair value related to the Warrant Amendment.

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Standby Equity Purchase Agreement

On June 17, 2024, the Company and Yorkville entered into the SEPA. Under the SEPA, the Company has the right to sell to Yorkville up to $25.0 million of its Common Stock, subject to certain limitations and conditions set forth in the SEPA, from time to time, over a 24-month period. Sales of the Common Stock to Yorkville under the SEPA, and the timing of any such sales, are at the Company’s option, and the Company is under no obligation to sell any shares of Common Stock to Yorkville under the SEPA except in connection with notices that may be submitted by Yorkville, in certain circumstances as described below.

Upon the satisfaction of the conditions precedent in the SEPA, which include having a resale shelf for shares of Common Stock issued to Yorkville declared effective, the Company has the right to direct Yorkville to purchase a specified number of shares of Common Stock by delivering written notice (each an “Advance”). An Advance may not exceed the greater of (i) 100% of the average of the daily trading volume of the Common Stock on Nasdaq, during the five consecutive trading days immediately preceding the date of the Advance, and (ii) five hundred thousand (500,000) shares of Common Stock.

Yorkville will generally purchase shares pursuant to an Advance at a price per share equal to 97% of the VWAP, on Nasdaq during the three consecutive trading days commencing on the date of the delivery of the Advance (unless the Company specifies a minimum acceptable price or there is no VWAP on the subject trading day).

The SEPA will automatically terminate on the earliest to occur of (i) the first day of the month next following the 24-month anniversary of the date of the SEPA or (ii) the date on which Yorkville shall have made payment for shares of Common Stock equal to $25.0 million. The Company has the right to terminate the SEPA at no cost or penalty upon five trading days’ prior written notice to Yorkville, provided that there are no outstanding advances for which shares of Common Stock need to be issued and the Yorkville Note has been paid in full. The Company and Yorkville may also agree to terminate the SEPA by mutual written consent.

As consideration for Yorkville’s commitment to purchase the shares of Common Stock pursuant to the SEPA, the Company paid Yorkville a $25 thousand cash structuring fee. In addition, the Company was required to pay a commitment fee in shares equal to $0.5 million. In September 2024, the Company paid an equivalent of the commitment fee by issuing 526,312 shares of Common Stock to Yorkville.

In connection with the entry into the SEPA, on June 17, 2024, the Company entered into a registration rights agreement with Yorkville, pursuant to which the Company agreed to file with the SEC no later than August 30, 2024, a registration statement for the resale by Yorkville of the shares of Common Stock issued under the SEPA (including the commitment fee shares). The Company agreed to use commercially reasonable efforts to have such registration statement declared effective within 30 days of such filing and to maintain the effectiveness of such registration statement during the 24-month commitment period. The Company did not have the ability to request any Advances under the SEPA (nor may Yorkville convert the Yorkville Note into Common Stock) until such resale registration statement was declared effective by the SEC. The Company’s registration statement was deemed effective by the SEC on July 24, 2025.

The SEPA was accounted for as a liability under ASC 815 as it includes an embedded put option and an embedded forward option. The put option is recognized at inception and the forward option is recognized upon issuance of notice for the sale of Common Stock. The fair value of the derivative liability related to the embedded put option was estimated at $0.4 million as of September 30, 2025 and December 31, 2024. The derivative liability is classified in other long-term liabilities on the condensed consolidated balance sheets. The estimated remeasurement adjustment is presented as a single line item within other (income) expense, net in the accompanying condensed consolidated statements of operations under the caption change in fair value of derivative liability. The embedded forward option was deemed to have no value as there were no notices for the sale of Common Stock as of September 30, 2025 and December 31, 2024.

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8. Net Income (Loss) per Share

Basic and diluted net income (loss) per share was calculated as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Numerator:
Net income (loss)	$(741)	$(2,058)	$339	$(7,756)
Less: undistributed earnings attributable to participating warrant holders	-	-	(35)	$-
Net income (loss) attributable to common shareholders – basic	$(741)	$(2,058)	$304	$(7,756)
Reallocation of undistributed earnings attributable to participating warrant holders	-	$-	1	-
Net income (loss) attributable to common shareholders – diluted	$(741)	$(2,058)	$305	$(7,756)
Denominator:
Weighted average shares of common stock outstanding – basic	52,618,031	29,265,023	41,253,718	26,340,952
Net income (loss) per share attributable to common shares – basic	$(0.01)	$(0.07)	$0.01	$(0.29)
Effective of dilutive securities
Restricted stock units	-	-	1,257,185	-
Warrants	-	-	64,040	-
Loan extensions	-	-	399,963	-
Dilutive potential common shares	-	-	1,721,188	-
Weighted average shares of common stock outstanding – diluted	52,618,031	29,265,023	42,974,906	26,340,952
Net income (loss) per share attributable to common shares – diluted	$(0.01)	$(0.07)	$0.01	$(0.29)

For the three months ended September 30, 2025 and 2024 and nine months ended September 30, 2024, during which the Company recorded a net loss, all potentially dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share, and thus they are considered “anti-dilutive.” For these periods, the weighted average number of shares of Common Stock outstanding used to calculate both basic and diluted net loss per share of common stock is the same.

For the nine months ended September 30, 2025, the Company reported net income. For this period, net income is allocated to the participating warrants and the Common Stock based on their participation rights. Under the two-class method, basic net income per share is computed by dividing net income attributable to common stockholders by the weighted-average number of shares of Common Stock outstanding during the period. In addition, the dilutive effect of restricted stock units and warrants were calculated using the treasury stock method, whereby all such awards were assumed to be exercised at the beginning of the period. The hypothetical proceeds from such exercises, including the average unrecognized stock compensation expense for restricted stock units, were assumed to be used to purchase outstanding Common Stock at the average price during the period. The net share impact of dilutive securities was added to the weighted average basic common shares outstanding to calculate weighted average diluted shares outstanding.

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The Company excluded the following potential shares of common stock, presented based on amounts outstanding at each period end, from the computation of diluted net income (loss) per share for the periods indicated because including them would have had an anti-dilutive effect:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Options to purchase Common Stock	-	147,000	-	147,000
Restricted stock units	1,850,104	1,371,950	592,919	1,371,950
Warrants for Common Stock	12,364,115	12,314,115	12,300,075	12,314,115
Convertible debt	-	8,957,098	-	8,957,098
Deferred underwriter fees	-	3,175,000	-	3,175,000
Loan extensions	340,870	3,274,182	-	3,274,182
Total common stock equivalents	14,555,089	29,239,345	12,892,994	29,239,345

9. Stock-Based Compensation

The Company recorded stock-based compensation expense in the following categories on the accompanying condensed consolidated statements of operations for the periods presented (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cost of revenue	$4	$5	$12	$13
General and administrative	132	195	518	416
Sales and marketing	1	2	4	4
Research and development	5	5	13	14
Total stock-based compensation expense	$142	$207	$547	$447

10. Stock Warrants

The Company has the following warrants outstanding for the periods presented:

	As of
	September 30, 2025	December 31, 2024
Liability Classified Warrants
Business Combination Warrants	585,275	585,275
PIPE Warrants	95,744	95,744
Subtotal	681,019	681,019
Equity Classified Warrants
Public Warrants	11,500,000	11,500,000
Private Placement Warrants	2,158,059	2,199,939
Helena Termination Warrants	50,000	50,000
Subtotal	13,708,059	13,749,939
Grand Total	14,389,078	14,430,958

As disclosed in Note 7, the Company entered into the Warrant Amendment in January 2025, which resulted in the number of Private Placement Warrants increasing by 444,895 shares. The transaction was accounted for as a warrant modification with no incremental fair value recognized in the condensed consolidated financial statements as of and for the nine months ended September 30, 2025. In addition, as disclosed in Note 7, the Company issued the June 2025 Pre-Funded Warrants in connection with the private placement with an institutional investor. These warrants are classified as equity in accordance with ASC Subtopic 815-40, Derivatives and Hedging - Contracts in Entity’s Own Equity (“ASC 815-40”).

On August 21, 2025, the Company issued 1,214,032 shares of Common Stock in connection with the partial exercise of the June 2025 Pre-Funded Warrants. As of September 30, 2025, 1,347,425 of the June 2025 Pre-Funded Warrants remain outstanding.

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On August 22, 2025, the Company issued 1,323,530 shares of Common Stock in connection with the full exercise of pre-funded warrants issued in July 2024. On the same day, the Company issued 510,670 shares of Common Stock to the same investor in connection with the partial exercise of pre-funded warrants issued in September 2024. As of September 30, 2025, 677,539 of the pre-funded warrants issued in September 2024 remain outstanding.

11. Fair Value Measurements

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis, inclusive of related party (in thousands):

	September 30, 2025
	Level 1	Level 2	Level 3	Total
Assets:
Investment in crypto assets – Bitcoin	$600	$-	$-	$600
Total assets, at fair value	$600	$-	$-	$600
Liabilities:
Business Combination Warrants	$-	$-	$32	$32
PIPE Warrants	-	-	6	6
SEPA derivative liability	-	-	402	402
Total liabilities, at fair value	$-	$-	$440	$440

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets:
Investment in crypto assets – Bitcoin	$2,849	$-	$-	$2,849
Total assets, at fair value	$2,849	$-	$-	$2,849
Liabilities:
Business Combination Warrants	$-	$-	$12	$12
PIPE Warrants	-	-	3	3
PIPE Notes	-	-	1,734	1,734
Yorkville Note	-	-	1,718	1,718
SEPA derivative liability	-	-	434	434
Total liabilities, at fair value	$-	$-	$3,901	$3,901

Business Combination Warrants and PIPE Warrants

The following table presents the changes in the Business Combination Warrants and PIPE Warrants measured at fair value during the nine months ended September 30, 2025 (in thousands):

	Business Combination Warrants	PIPE Warrants
Balance, December 31, 2024	$12	$3
Changes in fair value	20	3
Balance, September 30, 2025	$32	$6

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The Company remeasured the fair value of the Business Combination Warrants and PIPE Warrants at September 30, 2025 using the Black-Scholes option-pricing model with the following assumptions:

	As of September 30, 2025
	PIPE	Business Combination
	Warrants	Warrants
Stock price	$1.09	$1.09
Exercise price	$10.00	$11.50
Expected volatility	71.6%	71.6%
Weighted average risk-free rate	3.6%	3.6%
Expected dividend yield	-	-
Expected term (in years)	3.1	3.1

The Company remeasured the fair value of the Business Combination Warrants and PIPE Warrants at December 31, 2024 using the Black-Scholes option-pricing model with the following assumptions:

	As of December 31, 2024
	PIPE	Business Combination
	Warrants	Warrants
Stock price	$1.36	$1.36
Exercise price	$10.00	$11.50
Expected volatility	48.3%	48.3%
Weighted average risk-free rate	4.3%	4.3%
Expected dividend yield	-	-
Expected term (in years)	3.9	3.9

PIPE Notes and Yorkville Note

The following table presents the changes in the PIPE Notes and Yorkville Note measured at fair value during the nine months ended September 30, 2025 (in thousands):

	PIPE Notes	Yorkville Note
Balance, December 31, 2024	$1,734	$1,718
Conversions into Common Stock	(513)	(1,392)
Cash repayment	-	(262)
Changes in fair value	(1,221)	(64)
Balance, September 30, 2025	$-	$-

The estimated fair values of the PIPE Notes and Yorkville Note are determined based on the aggregated, probability-weighted average of the outcomes of certain possible scenarios. The combined value of the probability-weighted average of those outcomes is then discounted back to each reporting period in which the convertible notes are outstanding, in each case, based on a risk-adjusted discount rate estimated based on the implied discount rate. The discount rate was held constant over the valuation periods given the fact pattern associated with the Company and the stage of development.

SEPA Derivative Liability

The following table presents the changes in the SEPA derivative liability measured at fair value during the nine months ended September 30, 2025 (in thousands):

Yorkville SEPA
Balance, December 31, 2024	$434
Changes in fair value	(32)
Balance, September 30, 2025	$402

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The estimated fair value of the SEPA derivative liability was determined using a Monte Carlo simulation model in order to project the future path of the Company’s stock price over the commitment period with the following assumptions:

	As of
	September 30, 2025	December 31, 2024
Expected draws (in thousands)	$5,000	$5,000
Starting stock price	$1.09	$1.36
Expected volatility	128.0%	132.5%
Risk-free rate	3.7%	4.2%

12. Related Party Transactions

PIPE Notes and Warrants

Data Knights issued and sold PIPE Notes in connection with the Business Combination, which were convertible into shares of Common Stock. Total proceeds raised from the PIPE Notes were $1.5 million, of which $1.0 million was with related party investors. In June 2025, all holders of PIPE Notes agreed to convert the outstanding principal and accrued interest into 1,453,174 shares of Common Stock, of which 972,326 shares were issued to these related party investors. See Note 6 for further details.

In connection with the issuance of the PIPE Notes, the Company also issued a total of 95,744 shares of PIPE Warrants, of which 63,829 shares were issued to the same related party investors.

Shareholder Loans

As described in Note 6, the Company received gross proceeds of $1.6 and $0.7 million in connection with convertible and non-convertible shareholder loans, respectively, with two related party investors between 2023 and 2024. In June 2025, these investors agreed to convert the outstanding balance into an aggregate of 3,166,476 shares of Common Stock. See Note 6 for further details.

Loan Extensions

As described in Note 6, the Company assumed Data Knights’ liabilities, which included existing loan extensions to related parties. In June 2025, two related party investors agreed to convert their outstanding balances under the loan extension agreements into an aggregate of 3,650,248 shares of Common Stock. See Note 6 for further details.

Subscription Agreements

As described in Note 7, the Company issued 3,438,537 shares of Common Stock in exchange for gross proceeds of $1.7 million pursuant to subscription agreements with two related party investors. See Note 7 for further details.

13. Commitments and Contingencies

Lease Agreement

The Company has a month-to-month lease for a suite at a cost of $530 per month. The Company incurred $2 thousand of rent expense, including common tenant costs, during each of the three months ended September 30, 2025 and 2024 and $6 thousand for each of the nine months ended September 30, 2025 and 2024.

Litigation

From time to time, the Company may become involved in legal proceedings arising in the ordinary course of business. Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recognized, if and when it is probable that a liability has been incurred and the amount can be reasonably estimated.

On November 6, 2025, ARC Group Limited and ARC Opportunity Fund Limited (together, “ARC”) filed a complaint against the Company and certain officers of the Company in the District Court of Minnesota, Fourth Judicial District (the “ARC complaint”). The ARC complaint alleges that the Company has breached certain contracts that the Company entered into with ARC before the closing of the Business Combination, including certain financial advisory contracts entered into by the Company at the direction of the sponsor of the Business Combination (the “sponsor”; the Company notes that the sponsor is an affiliate of ARC). Specifically, the ARC complaint asserts that the Company breached these contracts by issuing certain shares of Common Stock to ARC contemporaneously with the closing of the Business Combination and improperly cancelling those shares after the Business Combination as well as by failing to pay ARC certain cash amounts when due. The ARC complaint seeks an order of specific performance requiring the Company to reinstate the cancelled shares of Common Stock or, in the alternative, compensatory damages for such cancellation as well as payment of the other purported amounts due. The ARC complaint also asserts tort claims arising out of the Company’s actions and seeks compensatory damages (plus prejudgment interest) and punitive damages in connection with such claims but does not specify an amount of damages.

The Company notes that no shares of Common Stock were actually issued to ARC prior to or contemporaneously with the closing of the Business Combination and that, as of September 30, 2025 and as previously disclosed on its Form 10-K for the fiscal year ended December 31, 2024, the Company has recorded a forward contract to issue 1,240,644 shares of its Common Stock to ARC for success fees earned in connection with the Business Combination. As of September 30, 2025 and December 31, 2024, the Company has recorded aggregate cash liabilities payable to ARC equal to $0.4 million. The Company believes that the claim as asserted is overstated, and denies liability with respect to all disputed amounts and intends to defend itself vigorously. The Company is also assessing whether there are any counterclaims available to it arising out of self-dealing transactions between ARC and the sponsor. Accordingly, the Company has not recorded any additional liability arising out of the ARC complaint as the Company does not believe any incremental loss is probable, and the Company cannot estimate any reasonably possible loss or range of possible loss.

The Company was not subject to any other material legal proceedings during the nine months ended September 30, 2025 and 2024.

14. Subsequent Events

The Company has evaluated subsequent events occurring through November 14, 2025, the date the condensed consolidated financial statements were issued, for events requiring recording or disclosure in the Company’s condensed consolidated financial statements.

During October 2025, the Company sold 535,880 shares of its Common Stock to Yorkville pursuant to advance notices delivered under the SEPA at prices between $2.63 and $3.00 per share. The Company received gross proceeds of approximately $1.6 million in connection with these issuances.

During October 2025, the Company issued 50,000 shares of Common Stock in connection with the full exercise of the Helena Termination Warrants at an exercise price of $1.20 per share. The Company received gross proceeds of $60,000 in connection with such exercises.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis are intended to help you understand our business, financial condition, results of operations, liquidity, and capital resources. You should read this discussion in conjunction with the Company’s consolidated financial statements and related notes included elsewhere in this Report and in the Form 10-K.

In addition to historical financial analysis, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties, and assumptions, as described under the heading “Cautionary Note Regarding Forward Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, risks and uncertainties, including those set forth under “Risk Factors” included elsewhere (or incorporated by reference) in this Report and in the Form 10-K. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “OneMedNet”, “we”, “us”, “our,” and “the Company” are intended to mean the business and operations of OneMedNet Corporation and its consolidated subsidiary following the completion of the business combination on November 7, 2023 involving OneMedNet Solutions Corporation (formerly named OneMedNet Corporation) (“Legacy ONMD”), with Legacy ONMD surviving as a wholly owned subsidiary of Data Knights Acquisition Corp. (“Data Knights”) (the “Business Combination”).

Company Overview

We provide innovative solutions that unlock the significant value contained within the clinical image archives of healthcare providers. Employing our OneMedNet iRWD™ solution, which securely de-identifies, searches, and curates a data archive locally, bringing a wealth of internal and third-party research opportunities to providers. By leveraging our extensive federated provider network, together with our technology and in-house clinical expertise, OneMedNet is positioned to meet the most rigorous Real World Data life science requirements.

Key Components of Consolidated Statements of Operations

Revenue

The Company generates revenue from two streams: (1) iRWD, which provides regulatory grade imaging and clinical data in the pharmaceutical, device manufacturing, contract research organizations, and AI markets and (2) BEAM, which is a medical imaging exchange platform between hospital/healthcare systems, imaging centers, physicians and patients. iRWD is sold on a fixed fee basis based on the number of data units and the cost per data unit committed to in the customer contract. Revenue is recognized when the data is delivered to the customer. BEAM revenue is subscription-based revenue that is recognized ratably over the subscription period committed to by the customer. The Company invoices its BEAM customers quarterly or annually in advance with the customer contracts automatically renewing unless the customer issues a cancellation notice.

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The Company excludes from revenue taxes collected from a customer that are assessed by a governmental authority and imposed on and concurrent with a specific revenue-producing transaction. The transaction price for the products is the invoiced amount. Advanced billings from contracts are deferred and recognized as revenue when earned. Deferred revenue consists of payments received in advance of performance under the contract. Such amounts are generally recognized as revenue over the contractual period. The Company receives payments from customers based upon contractual billing schedules. Accounts receivable is recorded when the right to consideration becomes unconditional. Payment terms on invoiced amounts typically range from zero to 90 days, with typical terms of 30 days.

Cost of Revenue

Our cost of revenue is composed of our distinct performance obligations of hosting, labor, and data cost.

General and Administrative

General and administrative functions include finance, legal, operations, human resources, and information technology support. These functions include costs for items such as salaries and benefits and other personnel-related costs, maintenance and supplies, professional fees for external legal, accounting, and other consulting services, and depreciation expense.

Research and Development

Costs incurred in the research and development of our products are expensed as incurred. Research and development costs include personnel, contracted services, materials, and indirect costs involved in the design and development of new products and services, as well as hosting expense.

Sales and Marketing

Our sales and marketing costs consist of labor and tradeshow costs.

Interest Expense

Interest expense consists of interest incurred on our outstanding debt facilities, including loans with related parties, deferred underwriter fees and insurance premiums paid in exchange for a note payable.

Other (Income) Expenses, Net

Other (income) expenses, net, primarily includes the change in fair value of PIPE Notes and change in fair value of Yorkville Note (as defined below) for which we have elected the fair value option of accounting. Convertible notes payable, which include the Yorkville Note and PIPE Notes issued to related parties, including accrued interest and contingently issuable warrants, contain embedded derivatives, including settlement of the contingent conversion features, which require bifurcation and separate accounting. Accordingly, we have elected to measure the entire contingently convertible debt instruments, including accrued interest, at fair value. These debt instruments were initially recorded at fair value as liabilities and are subsequently re-measured at fair value on our condensed consolidated balance sheet at the end of each reporting period and at settlement, as applicable. Other income or expenses, net, also includes changes in fair value of warrants which are treated as liability instruments measured at fair value for accounting purposes, initially recorded at fair value and subsequently re-measured to fair value on our condensed consolidated balance sheets at the end of each reporting period. The changes in the fair value of these debt and liability instruments are recorded in changes in fair value, included as a component of other (income) expenses, net, in the condensed consolidated statements of operations.

Other (income) expenses, net, also includes change in fair value and realized gains of our Bitcoin holdings, gain on troubled debt restructuring and foreign exchange and tax expenses related to the Company’s operations and revenue outside of the United States. Gain on troubled debt restructuring includes the gains on account of restructuring of loans from lenders and gains on account of concluded negotiations with vendors for reduction in outstanding liabilities.

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Results of Operations

Comparison of the Three Months Ended September 30, 2025 and 2024

The following table sets forth our condensed consolidated statements of operations data for the periods presented:

	Three Months Ended September 30,		Change
	2025	2024	$	%
Revenue
Subscription revenue	$-	$102	$(102)	-100%
Web imaging revenue	177	40	137	343%
Total revenue	177	142	35	-25%
Cost of revenue	399	226	173	77%
Gross margin	(222)	(84)	(138)	164%
Operating expenses
General and administrative	1,386	1,814	(428)	-24%
Sales and marketing	304	140	164	117%
Research and development	323	298	25	8%
Total operating expenses	2,013	2,252	(239)	-11%
Loss from operations	(2,235)	(2,336)	101	-4%
Other (income) expense, net
Interest expense	6	36	(30)	-83%
Change in fair value of warrants	20	6	14	233%
Change in fair value of PIPE Notes	-	(77)	77	-100%
Change in fair value of Yorkville Note	-	(262)	262	-100%
Change in fair value of crypto assets – Bitcoin	(55)	124	(179)	-144%
Realized (gain) loss on sale of crypto assets – Bitcoin	(54)	51	(105)	-206%
Change in fair value of derivative liability	402	(160)	562	-351%
Gain on troubled debt restructurings	(1,862)	-	(1,862)	N/A
Loss on extinguishment of debt	41	-	41	N/A
Stock warrant expense	-	-	-	N/A
Other expense (income)	8	4	4	100%
Total other income, net	(1,494)	(278)	(1,216)	-651%
Net loss	$(741)	$(2,058)	$1,317	647%

Revenue

	Three Months Ended September 30,		Change
	2025	2024	$	%
Subscription revenue (Beam)	$-	$102	$(102)	-100%
Web imaging revenue (Real-World Data)	177	40	137	343%
Total	$177	$142	$35	25%

Our revenue is comprised of sales made from our subscription revenue (BEAM) and from our web imaging (iRWD). For the three months ended September 30, 2025, overall revenue increased by 25% compared to the prior year period. The 100% decrease in subscription revenue was due to the decommissioning of the BEAM platform on May 31, 2025, resulting in no revenue during the three months ended September 30, 2025, as compared to $0.1 million for the three months ended September 30, 2024. The primary driver for the increase in web imaging revenue was due to our enhanced focus on iRWD sales leading to increased customer deliveries during the three months ended September 30, 2025, as compared to the three months September 30, 2024.

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Cost of Revenue

	Three Months Ended September 30,
	2025	2024
Cost of revenue	399	226
% of revenue	225%	159%

For the three months ended September 30, 2025, our cost of revenue as a percentage of revenue increased by 66% compared to the prior year period. The increase is primarily driven by the transition away from the BEAM platform, which was decommissioned in May 2025, resulting in no subscription revenue for the three months ended September 30, 2025. The increase is also driven by higher iRWD data and personnel costs to support iRWD sales growth.

General and Administrative

Our general and administrative expenses decreased $0.4 million, or 24%, to $1.4 million for the three months ended September 30, 2025, from $1.8 million for the three months ended September 30, 2024. The decrease is primarily due to a $0.4 million decrease in professional fees, which is attributable to higher accounting and audit fees that were required to file our Form 10-K during the three months ended September 30, 2024.

Sales and Marketing

Our sales and marketing expenses increased $0.2 million, or 117%, to $0.3 million for the three months ended September 30, 2025, from $0.1 million for the three months ended September 30, 2024. The increase is primarily due to an increase in personnel costs of $0.2 million which is driven by increased headcount to support iRWD sales growth.

Research and Development

Research and development expenses for the three months ended September 30, 2025, were generally consistent with research and development expenses for the three months ended September 30, 2024.

Interest Expense

Our interest expense decreased $30 thousand, or 83%, to $6 thousand for the three months ended September 30, 2025, from $36 thousand during the three months ended September 30, 2024. The decrease is primarily due to lower interest expense on (i) loans made by related parties (Management and Directors) which got converted into shares of our Common Stock in June 2025 (see Note 6), (ii) the portion of deferred underwriter fees relating to the Business Combination that was payable in cash which got settled in June 2025 (see Note 7) and (iii) our line of credit borrowing which was not outstanding during the three months ended September 30, 2025.

Change in Fair Value of Warrants

At the closing of the Business Combination in 2023, we issued warrants in connection with the PIPE financing and separately assumed certain private warrants from Data Knights. We determined that these warrants should be accounted for as liabilities, which are adjusted to fair value at the end of each reporting period. The decrease in fair value of warrants for the three months ended September 30, 2025 was mainly due to the resulting fluctuations in the market price of shares of our Common Stock.

Change in Fair Value of PIPE Notes

At the closing of the Business Combination in 2023, we issued PIPE Notes that are convertible into shares of Common Stock and carried at fair value. The change in fair value was mainly due to the resulting fluctuations in the market price of shares of our Common Stock. In June 2025, all outstanding principal and accrued interest got converted into shares of our Common Stock. As such, there was no balance outstanding during the three months ended September 30, 2025 and, therefore, no mark-to-market adjustment was required.

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Change in Fair Value of Yorkville Note

In June 2024, we issued the Yorkville Note which is convertible into shares of Common Stock and carried at fair value. The decrease in fair value of Yorkville Note is mainly due to the resulting fluctuations in the market price of shares of our Common Stock. In June 2025, the Yorkville Note matured, and the outstanding principal balance was either converted into shares of our Common Stock or repaid in cash. As such, there was no balance outstanding during the three months ended September 30, 2025, and, therefore, no mark-to-market adjustment was required.

Change in Fair Value of Crypto Assets – Bitcoin

In July 2024, we began strategically investing in Bitcoin as part of our treasury strategy. The change in fair value of crypto assets – Bitcoin reflects the movement in the market price of Bitcoin.

Realized (Gain) Loss on Sale of Crypto Assets – Bitcoin

The realized (gain) loss on sale of crypto assets – Bitcoin reflects the change in the market price of Bitcoin upon sale compared to its purchase price.

Change in Fair Value of Derivative Liability

The change in fair value of derivative liability represents the remeasurement adjustment of the SEPA put option with Yorkville. The fair value is primarily driven by expected sales of our Common Stock to Yorkville and projections on the future path of the Company’s stock price during the commitment period.

During the three months ended September 30, 2025, we had reasonable expectations of making draws on the SEPA facility to fund operations as needed based on our cash position at the end of the period. As such, the change in fair value of $0.4 million is driven by expected draws on the facility during the remaining commitment period.

During the three months ended September 30, 2024, we received gross cash proceeds of $6.3 million in connection with private placements with institutional investors. As such, we did not expect to draw on the SEPA and the liability was adjusted to a fair value of $0 leading to a change in fair value of $(0.2) million during the three months ended September 30, 2024.

Gain on Troubled Debt Restructurings

Gain on troubled debt restructuring during the three months ended September 30, 2025 was due to settlement agreements with two vendors related to $1.9 million of outstanding balances payable, which we agreed to settle for an aggregate reduced fee of $50 thousand. As such, we recorded a gain on troubled debt restructuring of $1.9 million. During the three months ended September 30, 2024, we did not have any such settlements.

Loss on Extinguishment of Debt

Loss on extinguishment of debt during the three months ended September 30, 2025 relates to an amended promissory note agreement with a former lender to the Company with a $0.3 million stock repurchase commitment outstanding. The loss of $46 thousand represents the difference between the reacquisition price of the debt and the net carrying amount of the extinguished debt. During the three months ended September 30, 2024, we did not have any debt extinguishments.

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Comparison of the Nine Months Ended September 30, 2025 and 2024

The following table sets forth our condensed consolidated statements of operations data for the periods presented:

	Nine Months Ended September 30,		Change
	2025	2024	$	%
Revenue
Subscription revenue	$105	$443	$(338)	-76%
Web imaging revenue	363	174	189	109%
Total revenue	468	617	(149)	-24%
Cost of revenue	1,136	872	264	30%
Gross margin	(668)	(255)	(413)	162%
Operating expenses
General and administrative	3,999	4,884	(885)	-18%
Sales and marketing	846	623	223	36%
Research and development	1,072	1,127	(55)	-5%
Total operating expenses	5,917	6,634	(717)	-11%
Loss from operations	(6,585)	(6,889)	304	-4%
Other (income) expense, net
Interest expense	59	120	(61)	-51%
Change in fair value of warrants	23	5	18	360%
Change in fair value of PIPE Notes	(1,221)	(44)	(1,177)	2675%
Change in fair value of Yorkville Note	(64)	561	(625)	-111%
Change in fair value of crypto assets – Bitcoin	782	124	658	531%
Realized (gain) loss on sale of crypto assets – Bitcoin	(899)	51	(950)	-1863%
Change in fair value of derivative liability	(32)	-	(32)	N/A
Gain on troubled debt restructurings	(5,569)	-	(5,569)	N/A
Loss on extinguishment of debt	41	-	41	N/A
Stock warrant expense	-	33	(33)	-100%
Other (income) expense	(44)	17	(61)	-359%
Total other (income) expense, net	(6,924)	867	(7,791)	-899%
Net income (loss)	$339	$(7,756)	$8,095	-104%

Revenue

	Nine Months Ended September 30,		Change
	2025	2024	$	%
Subscription revenue (Beam)	$105	$443	$(338)	-76%
Web imaging revenue (Real-World Data)	363	174	189	109%
Total	$468	$617	$(149)	-24%

Our revenue is comprised of sales made from our subscription revenue (BEAM) and from our web imaging (iRWD). For the nine months ended September 30, 2025, overall revenue decreased by 24% compared to the prior year period. The primary driver for the decrease in subscription revenue was due to the planned decommissioning of the BEAM platform, which occurred on May 31, 2025. When we made the decision to move away from the BEAM platform to focus on iRWD sales, we stopped renewals for our customers leading to a $0.3 million decrease for the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024. The primary driver for the increase in web imaging revenue was due to our enhanced focus on iRWD sales leading to increased customer deliveries during the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024.

Cost of Revenue

	Nine Months Ended September 30,
	2025	2024
Cost of revenue	1,136	872
% of revenue	243%	141%

For the nine months ended September 30, 2025, our cost of revenue as a percentage of revenue increased by 101% compared to the prior year period. The increase is primarily driven by the transition away from the BEAM platform, which was decommissioned in May 2025. This has resulted in lower subscription revenue without the benefit of cost savings for the entire comparative period. The increase is also driven by higher iRWD data and personnel costs to support iRWD sales growth.

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General and Administrative

Our general and administrative expenses decreased $0.9 million, or 18%, to $4.0 million for the nine months ended September 30, 2025, from $4.9 million for the nine months ended September 30, 2024. The decrease is primarily due to a decrease in professional fees of $0.4 million and a decrease resulting from a one-time commitment fee of $0.5 million paid to Yorkville for the SEPA. The decrease in professional fees is attributable to higher accounting and audit fees required to file our amended Form 10-K for fiscal years 2023 and 2022, which was not applicable for the nine months ended September 30, 2025.

Sales and Marketing

Our sales and marketing expense increased $0.2 million, or 36%, to $0.8 million for the nine months ended September 30, 2025, from $0.6 million for the nine months ended September 30, 2024. The increase is primarily due to an increase in personnel costs of $0.4 million which is driven by increased headcount to support iRWD sales growth, partially offset by a decrease of $0.1 million in consulting expenses as we bring more sales and marketing resources in-house.

Research and Development

Research and development expenses for the nine months ended September 30, 2025, were generally consistent with research and development expenses for the nine months ended September 30, 2024.

Interest Expense

Our interest expense decreased $61 thousand, or 51%, to $59 thousand for the nine months ended September 30, 2025, from $120 thousand during the nine months ended September 30, 2024. The decrease is primarily due to lower interest expense on (i) loans made by related parties (Management and Directors) which got converted into shares of our Common Stock in June 2025 (see Note 6), (ii) the portion of deferred underwriter fees relating to the Business Combination that was payable in cash which got settled in June 2025 (see Note 7) and (iii) our line of credit borrowing which was not outstanding during the nine months ended September 30, 2025.

Change in Fair Value of Warrants

At the closing of the Business Combination in 2023, we issued warrants in connection with the PIPE financing and separately assumed certain private warrants from Data Knights. We determined that these warrants should be accounted for as liabilities, which are adjusted to fair value at the end of each reporting period. The increase in fair value of warrants for the nine months ended September 30, 2025, compared to the prior period, was mainly due to the resulting fluctuations in the market price of shares of our Common Stock.

Change in Fair Value of PIPE Notes

At the closing of the Business Combination in 2023, we issued PIPE Notes that are convertible into shares of Common Stock and carried at fair value. The change in fair value is mainly due to the resulting fluctuations in the market price of shares of our Common Stock. During the nine months ended September 30, 2025, all holders of PIPE Notes provided notice to convert all outstanding principal and accrued interest outstanding into shares of our Common Stock. As such, the decrease in fair value of PIPE Notes during the nine months ended September 30, 2025 represents the final mark-to-market adjustment prior to conversion of the PIPE Notes.

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Change in Fair Value of Yorkville Note

In June 2024, we issued the Yorkville Note which is convertible into shares of Common Stock and carried at fair value. The change in fair value is mainly due to the resulting fluctuations in the market price of shares of our Common Stock. During the nine months ended September 30, 2025, the Yorkville Note matured, and the outstanding principal balance was either converted into shares of our Common Stock or repaid in cash. As such, the decrease in fair value of Yorkville Note during the nine months ended September 30, 2025 represents the final mark-to-market adjustments prior to maturity of the Yorkville Note.

Change in Fair Value of Crypto Assets – Bitcoin

In July 2024, we began strategically investing in Bitcoin as part of our treasury strategy. The change in fair value of crypto assets – Bitcoin reflects the movement in the market price of Bitcoin.

Realized (Gain) Loss on Sale of Crypto Assets – Bitcoin

The realized (gain) loss on sale of crypto assets – Bitcoin reflects the increase or decrease in the market price of Bitcoin upon sale compared to its purchase price.

Change in Fair Value of Derivative Liability

The change in fair value of derivative liability represents the remeasurement adjustment of the SEPA put option with Yorkville. The fair value is primarily driven by expected sales of our Common Stock to Yorkville and projections on the future path of the Company’s stock price during the commitment period.

During the nine months ended September 30, 2025, we had reasonable expectations of making draws on the SEPA facility to fund operations as needed based on our cash position at the end of the period. The change in fair value was mainly due to the resulting fluctuations in the market price of shares of our Common Stock.

During the nine months ended September 30, 2024, we received gross cash proceeds of $6.3 million in connection with private placements with institutional investors. As such, we did not expect to draw on the SEPA and the liability was ascribed a fair value of $0 leading to no change in fair value during the three months ended September 30, 2024.

Gain on Troubled Debt Restructurings

Gain on troubled debt restructuring during the nine months ended September 30, 2025 was primarily driven by our settlement of deferred underwriter fees which resulted in a gain of $2.8 million (see Note 7) and restructured trade payables with five separate vendors leading to an additional gain of $2.8 million (see Note 5). During the nine months ended September 30, 2024, we did not restructure any of our debt or trade payables.

Loss on Extinguishment of Debt

Loss on extinguishment of debt during the nine months ended September 30, 2025 relates to an amended promissory note agreement with a former lender to the Company with a $0.3 million stock repurchase commitment outstanding. The loss of $46 thousand represents the difference between the reacquisition price of the debt and the net carrying amount of the extinguished debt. During the nine months ended September 30, 2024, we did not have any debt extinguishments.

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Liquidity and Capital Resources

As of September 30, 2025, our principal sources of liquidity were proceeds from related party investors, private placement transactions, investments in Bitcoin and cash received from customers.

The following table shows net cash and cash equivalents used in operating activities, net cash and cash equivalents used in investing activities, and net cash and cash equivalents provided by financing activities during the periods presented:

	Nine Months Ended September 30,
	2025	2024
Net cash provided by (used in)
Operating activities	$(5,790)	$(4,956)
Investing activities	2,358	(2,347)
Financing activities	3,409	9,190

Operating Activities

Our net cash and cash equivalents used in operating activities consists of net income (loss) adjusted for certain non-cash items, including depreciation and amortization, stock-based compensation expense, changes in fair value of financial instruments, as well as changes in operating assets and liabilities. The primary changes in working capital items, such as the changes in accounts receivable and deferred revenue, result from the difference in timing of payments from our customers related to contract performance obligations. This may result in an operating cash flow source or use for the period, depending on the timing of payments received as compared to the fulfillment of the performance obligation.

During the nine months ended September 30, 2025, we used $5.8 million of cash in operating activities, primarily resulting from non-cash charges of $6.3 million, offset by cash provided by changes in our operating assets and liabilities of $0.1 million and our net income of $0.4 million.

During the nine months ended September 30, 2024, we used $5.0 million of cash in operating activities, primarily resulting from our net loss of $7.8 million, offset by non-cash charges of $1.3 million and cash provided by changes in our operating assets and liabilities of $1.5 million.

Investing Activities

Our investing activities have consisted primarily of property and equipment purchases and Bitcoin purchases and sales.

During the nine months ended September 30, 2025, net cash provided by investing activities was $2.4 million, which primarily consisted of Bitcoin activity comprised of $4.8 million in sales, offset by $2.4 million of purchases.

During the nine months ended September 30, 2024, net cash used in investing activities was $2.3 million, which primarily consisted of Bitcoin activity comprised of $2.8 million in purchases, offset by $0.5 million in sales.

Financing Activities

During the nine months ended September 30, 2025, net cash provided by financing activities was $3.4 million, which consisted of $2.5 million and $1.7 million of proceeds from a private placement and related party investments, respectively, offset by $0.8 million of repayments on outstanding debt facilities.

During the nine months ended September 30, 2024, net cash provided by financing activities was $9.2 million, which primarily consisted of $6.3 million of proceeds from private placements, $1.8 million of net proceeds from shareholder loans and $1.4 million of net proceeds under the Yorkville Note, partially offset by $0.2 million of payments for deferred underwriter fees and common stock repurchase.

Contractual Obligations and Commitments and Going Concern Outlook

Currently, management does not believe that our cash and cash equivalents is sufficient to meet our foreseeable cash needs for at least the next 12 months. Our foreseeable cash needs, in addition to our recurring operating expenses, include our expected capital expenditures to support the expansion of our infrastructure and workforce, interest expense and minimum contractual obligations. Management intends to raise cash for operations through debt and equity offerings. As a result of the Company’s recurring loss from operations and the need for additional financing to fund its operating and capital requirements there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to the Company’s ability to continue as a going concern.

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Our future capital requirements will depend on many factors, including our growth rate, the timing and extent of spending to support research and development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced product and service offerings, and the cost of any future acquisitions of technology or businesses. In the event that additional financing is required from outside sources, we may be unable to raise the funds on acceptable terms, if at all.

The following table summarizes our material cash requirements as of September 30, 2025:

		Payments due in:
	Total	Less than 1 year	1-3 years
Accounts payable & accrued expenses	$3,847	$3,847	$-
Loan extensions	388	388	-
	$4,235	$4,235	$-

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our condensed consolidated financial statements which have been prepared in accordance with GAAP. In preparing our financial statements, we make estimates, assumptions, and judgments that can have a significant impact on our reported revenue, results of operations, and net income or loss, as well as on the value of certain assets and liabilities on our balance sheet during and as of the reporting periods. These estimates, assumptions, and judgments are necessary because future events and their effects on our results of operations and the value of our assets cannot be determined with certainty and are made based on our historical experience and on other assumptions that we believe to be reasonable under the circumstances. These estimates may change as new events occur or additional information is obtained, and we may periodically be faced with uncertainties, the outcomes of which are not within our control and may not be known for a prolonged period of time. Because the use of estimates is inherent in the financial reporting process, actual results could differ from those estimates.

For a discussion of our critical accounting estimates, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-K, the notes to our audited financial statements appearing in the Form 10-K, and the notes to the financial statements appearing elsewhere in this Report. Except as described in this Report, there have been no material changes to these critical accounting policies and estimates through September 30, 2025 from those discussed in the Form 10-K.

Recently Issued and Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our condensed consolidated financial statements included elsewhere in this Report.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information required under this item.

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Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act), as of September 30, 2025. Based on such evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that as of September 30, 2025, our disclosure controls and procedures were ineffective because of material weaknesses in our internal controls over financial reporting which were not designed properly to ensure proper identification of non-routine transactions and ensure appropriate segregation of duties.

Material Weaknesses

Management is aware of material weaknesses in the Company’s internal control related to user access/segregation of duties, lack of a formalized control environment and oversight of controls over financial reporting, errors in accounting for non-routine transactions, and lack of record keeping. Due to the limited transactional volume currently experienced, combined with our financial limitations, we do not currently have an expanded accounting department that would allow us to better segregate duties. Over time, as we continue to grow and add accounting staff, we expect to continue to enhance our internal control structure, including appropriate segregation of duties. Management has begun taking remediation steps to address the material weakness, including the hiring of a full-time controller in July 2025 and adding additional review procedures over our financial records. This remediation is an ongoing process and there can be no assurance that it will effectively address the material weakness.

Changes in Internal Control Over Financial Reporting

Except as described above, there were no other changes in our internal control over financial reporting during the three months ended September 30, 2025 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II – OTHER INFORMATION

Item 1. Legal Proceedings.

For information regarding litigation, see Part I – Item 1. Condensed Consolidated Financial Statements, Note 13 - Commitments and Contingencies.

Item 1A. Risk Factors.

In addition to the other information set forth in this Report, you should carefully consider the factors discussed in the “Risk Factors” in the Form 10-K and our other public filings, which could materially affect our business, financial condition or future results. There have been no material changes from risk factors previously disclosed in “Risk Factors” in the Form 10-K and our other public filings.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

The Company entered into a subscription agreement, dated August 29, 2025, with Dr. Thomas Kosasa, a director of the Company, pursuant to which the Company agreed to issue and sell 581,395 shares of its Common Stock to Dr. Kosasa at a price of $0.86 per share. The Company received net proceeds of approximately $0.5 million from the related party subscription agreement, after deducting an immaterial amount of offering expenses. These shares were issued in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended.

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Except as set forth above, during the three months ended September 30, 2025, we did not have issuances of unregistered securities not previously included in a Current Report on Form 8-K.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

During the three months ended September 30, 2025, no director or officer of the Company adopted or terminated a “Rule 10b5-1 trading arrangement” or “non-Rule 10b5-1 trading arrangement,” as each term is defined in Item 408(a) of Regulation S-K.

Item 6. Exhibits.

The following documents are included as exhibits to this Report:

Exhibit Number	Description
3.1	Third Amended and Restated Certificate of Incorporation of OneMedNet Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, filed with the SEC on November 13, 2023).
3.2	Amended and Restated Bylaws of OneMedNet Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 13, 2023).
31.1*	Certification of Chief Executive Officer (Principal Executive Officer) Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Chief Financial Officer (Principal Financial Officer) Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1#	Certification of Chief Executive Officer (Principal Executive Officer) Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2#	Certification of Chief Financial Officer (Principal Financial Officer) Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

* Filed herewith.

# The certifications furnished in Exhibit 32.1 and Exhibit 32.2 hereto are deemed to accompany this Report and will not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the registrant specifically incorporates it by reference.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on November 14, 2025.

OneMedNet Corporation

By:	/s/ Robert Golden
Robert Golden
Chief Financial Officer (Duly Authorized Officer and Principal Financial and Accounting Officer)

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Exhibit 31.1

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Aaron Green, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of OneMedNet Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 14, 2025	By:	/s/ Aaron Green
Aaron Green
Chief Executive Officer (Principal Executive Officer)

Exhibit 31.2

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Robert Golden, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of OneMedNet Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 14, 2025	By:	/s/ Robert Golden
Robert Golden
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Exhibit 32.1

CERTIFICATIONS PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of OneMedNet Corporation (the “Company”) for the quarter ended September 30, 2025, as filed with the Securities and Exchange Commission on or about the date hereof (the “Report”), I, Aaron Green, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 14, 2025	By:	/s/ Aaron Green
Aaron Green
Chief Executive Officer (Principal Executive Officer)

Exhibit 32.2

CERTIFICATIONS PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of OneMedNet Corporation (the “Company”) for the quarter ended September 30, 2025, as filed with the Securities and Exchange Commission on or about the date hereof (the “Report”), I, Robert Golden, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 14, 2025	By:	/s/ Robert Golden
Robert Golden
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)